Exhibit 3.1

U.S. AUTO PARTS NETWORK, INC.

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF THE SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware and Article IV of the Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of U.S. Auto Parts Network, Inc. (the “Corporation”):

I, Shane Evangelist, Chief Executive Officer of the Corporation, organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by Article IV of the Certificate of Incorporation, the Board (or a duly authorized committee thereof) on March 24, 2013 adopted the following resolution creating a series of 4,149,997 shares of Preferred Stock designated as “Series A Convertible Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation, a series of preferred stock of the Corporation, par value $0.001 per share (“Preferred Stock”), be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof are as follows:

A. 4,149,997 of the authorized shares of Preferred Stock are hereby designated “Series A Convertible Preferred Stock” (the “Series A Preferred”).

B. The Series A Preferred shall rank (i) senior in right of dividends and liquidation, as set forth more fully below, to the common stock, par value $0.001 per share, of the Corporation (“Common Stock”) and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks junior in right of dividends and liquidation to the Series A Preferred (“Junior Securities”), (ii) on parity with each other class or series of securities of the Corporation, whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks senior or junior in right of dividends and liquidation to the Series A Preferred (“Parity Securities”) and (iii) rank junior to each other class or series of securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks senior in right of dividends and liquidation to the Series A Preferred (“Senior Securities”).

C. In addition to the terms defined elsewhere in this Certificate of Designation, the terms set forth in Exhibit A hereto have the meanings indicated therein.

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D. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

1. DIVIDEND RIGHTS.

a. Each holder of Series A Preferred (each a “Holder”) shall be entitled to receive, out of funds legally available therefor, and the Corporation shall pay, cumulative dividends on the Series A Preferred at the rate per share of $0.058 per annum (as adjusted for any stock split of the Series A Preferred, stock combination of the Series A Preferred or other similar transaction of the Series A Preferred), payable quarterly in arrears commencing on June 30, 2013 and thereafter on each September 30, December 31 and March 31, except if such date is not a Trading Day, in which case such dividend shall be payable on the next succeeding Trading Day (each, a “Dividend Payment Date”). Dividends on the shares of Series A Preferred shall be calculated on the basis of a 365-or 366-day year, as applicable, shall accrue daily commencing on the Original Issue Date of the applicable shares of Series A Preferred until the date when such shares are no longer outstanding, and shall be deemed to accrue with respect to such shares from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

b. Subject to the conditions and limitations set forth below, the Corporation may, at its sole and absolute discretion, pay dividends required pursuant to Section 1(a) at each Dividend Payment Date to any Holder (i) in Common Stock or (ii) in cash or (iii) in some combination of Common Stock and cash, and subject to such conditions and limitations, may pay different Holders different amounts of Common Stock and cash per share of Series A Preferred. The Corporation must deliver written notice (the “Dividend Notice”) to each Holder indicating the manner in which it intends to pay dividends to such Holder at least 20 Trading Days prior to each Dividend Payment Date, but the Corporation may indicate in any such notice that the election contained therein shall continue for subsequent Dividend Payment Dates until revised. Failure to timely provide such written notice shall be deemed an election by the Corporation to pay the dividend in cash. For purposes of determining the dividends payable to each Holder on each Dividend Payment Date, the Corporation shall aggregate all shares of Series A Preferred held by such Holder. In no event shall the Corporation be required to issue or cause to be issued fractional shares of Common Stock to any Holder in payment for dividends.

c. Notwithstanding the foregoing, the Corporation shall not, without the prior approval of its stockholders as required pursuant to The NASDAQ Global Market, be permitted to pay dividends pursuant to Section 1(a) or pay Conversion Dividends pursuant to Section 4(a) or (b) in Common Stock to any Holder that, together with such Holder’s Affiliates and any other persons acting as a group together with such Holder and any of such Holder’s Affiliates, (i) immediately prior to the applicable Dividend Payment Date, Conversion Date or Automatic Conversion Date, as applicable, does not beneficially own more than 19.99% of the outstanding shares of Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market), if as a result of such issuance of Common Stock, such Holder (together with such Holder’s Affiliates and any other persons acting as a group together with

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such Holder’s and any of such Holder’s Affiliates) would beneficially own more than 19.99% of the outstanding shares of Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) immediately after giving effect to the issuance of such Common Stock, (ii) immediately prior to the applicable Dividend Payment Date, Conversion Date or Automatic Conversion Date, as applicable, beneficially owns more than 19.99% of the outstanding shares of Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market), if such Holder (together with such Holder’s Affiliates and any other persons acting as a group together with such Holder and any of such Holder’s Affiliates) is not the largest beneficial owner of the Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) immediately prior to the applicable Dividend Payment Date, Conversion Date or Automatic Conversion Date, as applicable, but, as a result of such issuance of Common Stock to such Holder, such Holder (together with such Holder’s Affiliates and any other persons acting as a group together with such Holder’s and any of such Holder’s Affiliates) would (X) become the largest beneficial owner of the Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) immediately after giving effect to the issuance of such Common Stock or (Y) become the beneficial owner of a number of shares of Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) immediately after giving effect to the issuance of such Common Stock which, had such Common Stock been received by such Holder as of the date such Holder entered into its binding commitment to purchase the Series A Preferred, would have caused such Holder to become the largest beneficial owner of Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) as of such earlier date, or (iii) immediately prior to the applicable Dividend Payment Date, Conversion Date or Automatic Conversion Date, as applicable, is the beneficial owner of more than 19.99% of the outstanding shares of Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) if (A) as of the date such Holder entered into its binding commitment to purchase the Series A Preferred, such Holder (together with such Holder’s Affiliates and any other persons acting as a group together with such Holder’s and any of such Holder’s Affiliates) did not beneficially own more than 19.99% of the outstanding shares of Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) and (B) either (u) such Holder is immediately prior to the applicable Dividend Payment Date, Conversion Date or Automatic Conversion Date, as applicable, the largest beneficial owner of Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) or (v) such Holder would become the largest beneficial owner of the Common Stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) immediately after giving effect to the issuance of such Common Stock. Immediately following the date (if ever) that the Corporation obtains the requisite stockholder approval required pursuant to The NASDAQ Global Market (which the Corporation may seek to obtain in its sole discretion and is not obligated to seek to obtain), the restrictions in this Section 1(c) shall terminate and be of no further force or effect.

d. Notwithstanding the foregoing, the Corporation may not, with respect to dividends other than Conversion Dividends, without the prior approval of its stockholders as required pursuant to The NASDAQ Global Market, elect to pay such dividends

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by issuing Common Stock to any Holder unless the Dividend Conversion Price to be used in calculating the number of shares of Common Stock issuable in payment of such dividend is at least equal to the Consolidated Bid Price; provided, that if the Corporation is prohibited from paying such dividends by issuing Common Stock, it shall, subject to the conditions and limitations set forth herein, pay such dividends in cash. Immediately following the date (if ever) that the Corporation obtains the requisite stockholder approval required pursuant to The NASDAQ Global Market (which the Corporation may seek to obtain in its sole discretion and is not obligated to seek to obtain), the restrictions in this Section 1(d) shall terminate and be of no further force or effect.

e. With respect to dividends other than Conversion Dividends, in the event that the Corporation elects to pay dividends in shares of Common Stock, and is permitted to do so pursuant to Sections 1(c), (d) and (h), the number of shares of Common Stock to be issued to each applicable Holder as such dividend shall be (i) determined by dividing the total dividend then being paid to such Holder in shares of Common Stock by the Dividend Conversion Price as of the applicable Dividend Payment Date, and rounding down to the nearest whole share, and (ii) paid to such Holder in accordance with Section 1(f) below (together with, subject to Section 1(g), for any fraction of a share of Common Stock that would otherwise be issuable upon the issuance of shares of Common Stock in payment of such dividend, an amount in cash equal to the product of such fraction multiplied by the Dividend Conversion Price on the applicable Dividend Payment Date).

f. In the event that any dividends, including Conversion Dividends, are paid in Common Stock the Corporation shall, on or before the third Trading Day following the applicable Dividend Payment Date, (i) credit the number of shares of Common Stock to which such Holder shall be entitled based on the dividend being paid in Common Stock to such Holder’s or its designee’s balance account with The Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission System, or (ii) in the event that clause (i) is not applicable, issue and deliver to each applicable Holder a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled.

g. In the event that (i) the payment of dividends in cash (including in payment of any fractional shares of Common Stock otherwise issuable in payment of any dividend) would cause the Corporation to breach any agreement to which it is then a party or would cause the Corporation to violate any applicable law or regulation or order and (ii) the Corporation is prohibited from paying dividends in Common Stock pursuant to the restrictions set forth in Section 1(c), (d) or (h), then any dividend otherwise due and payable by the Corporation (including in payment of any fractional shares of Common Stock otherwise issuable in payment of any dividend) on a Dividend Payment Date, Conversion Date or Automatic Conversion Date that cannot be satisfied by the Corporation on such Dividend Payment Date, Conversion Date or Automatic Conversion Date shall not be required to be paid by the Corporation on such Dividend Payment Date, Conversion Date or Automatic Conversion Date and shall be payable on the first Dividend Payment Date following the earlier applicable

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Dividend Payment Date, Conversion Date or Automatic Conversion Date that the Corporation shall be able to pay such dividends in either cash or in Common Stock without so breaching any such agreement, violating any applicable law or regulation or order, or violating any of the restrictions set forth in Section 1(c), (d) or (h).

h. Notwithstanding the other provisions of this Section 1 or Section 4, the Corporation shall not have the right to pay any dividends hereunder in Common Stock (“Dividend Shares”) unless at the time of issuance of such Dividend Shares (i) the Common Stock is registered pursuant to Section 12(b) or (g) of the Exchange Act, (ii) the Dividend Shares being issued have been approved for listing on an Eligible Trading Market subject to official notice of issuance (which, in the case of The NASDAQ Global Market, shall be satisfied if the Corporation shall have filed with The NASDAQ Global Market a Notification Form: Listing of Additional Shares for the listing of the Dividend Shares being issued) and (iii) the Dividend Shares being issued are either (A) covered by an effective registration statement under the Securities Act which is then available for the immediate resale of the Dividend Shares being issued by the recipients thereof or (B) are freely tradable without restriction under Rule 144 of the Securities Act, including without any limitation as to volume of sales, and without the Holder complying with any method of sale requirements or notice requirements under Rule 144 (except, in the case of this clause (B), in the case of Dividend Shares being issued in connection with a conversion of the Series A Preferred pursuant to Section 4(b), in which case such Dividend Shares shall be freely tradable without restriction under the Securities Act, other than, with respect to Dividend Shares being issued to an Affiliate of the Corporation, restrictions under Rule 144 relating to limitations as to volume of sales, method of sale requirements or notice requirements).

2. VOTING RIGHTS.

a. Except as required by applicable law and as set forth below, the Series A Preferred shall have no voting rights.

b. The Holders of the shares of Series A Preferred (i) shall be entitled to vote with the holders of the Common Stock on all matters submitted for a vote of holders of Common Stock (voting together with the holders of Common Stock as one class), (ii) shall be entitled to a number of votes equal to the number of votes to which shares of Common Stock issuable upon conversion of such shares of Series A Preferred would have been entitled if such shares of Common Stock had been outstanding at the time of the related record date or, if no record date is established with respect to the applicable vote, at the time of the applicable vote, assuming for such purposes that any dividends then payable on such shares of Series A Preferred will be paid in cash, and (iii) shall be entitled to notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and bylaws of the Corporation.

C. So long as any shares of Series A Preferred are outstanding, the Corporation shall not, without the written consent (which for purposes of clarity, may be obtained without holding a meeting of the Holders) or affirmative vote at a meeting called for

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that purpose by Holders of at least a majority of the outstanding shares of Series A Preferred, voting as a single class:

(i) amend, alter or repeal any provision of the Certificate of Incorporation (by merger or otherwise) or bylaws so as to adversely affect the preferences, rights or powers of the Series A Preferred; provided that any such amendment, alteration or repeal to create, authorize or issue any Junior Securities, or any security convertible into, or exchangeable or exercisable for, shares of Junior Securities, shall not be deemed to have any such adverse effect; or

(ii) create, authorize or issue any additional Series A Preferred, Senior Securities or Parity Securities, or any security convertible into, or exchangeable or exercisable for, shares of Series A Preferred, Senior Securities or Parity Securities.

d. The consent or votes required in Section 2(c) shall be in addition to any approval of stockholders of the Corporation which may be required by law or pursuant to any provision of the Certificate of Incorporation or bylaws, which approval shall be obtained by the Corporation in the manner set forth in the Certificate of Incorporation.

3. LIQUIDATION RIGHTS.

a. In the event of any liquidation, dissolution or winding up of the Corporation (which shall include any Change of Control transaction), either voluntary or involuntary (a “Liquidation Event”), the Holders of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities by reason of their ownership thereof, and in cancellation of such Holders’ shares of Series A Preferred, an amount per share equal to $1.45 per share of Series A Preferred then held by them (as adjusted for any stock split of the Series A Preferred, stock combination of the Series A Preferred or other similar transaction of the Series A Preferred), plus all accrued but unpaid dividends on such Series A Preferred as of the date of such event (the “Series A Stock Liquidation Preference”). If, upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such Holders of the full Series A Stock Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders of the Series A Preferred and any Parity Securities in proportion to the aggregate Series A Stock Liquidation Preference that would otherwise be payable to each of such Holders in cancellation of such Holders’ shares of Series A Preferred and the liquidation preference that would otherwise be payable to each of the holders of such Parity Securities in cancellation of such holders’ shares of Parity Securities.

b. In the event of a Liquidation Event, following completion of the distributions required by the first sentence of paragraph (a) of this Section 3, if assets or surplus funds remain in the Corporation, the holders of the Common Stock shall share ratably in all remaining assets of the Corporation, based on the number of shares of Common Stock then outstanding. Notwithstanding the foregoing, if, in connection with any Liquidation Event, a

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Holder of Series A Preferred would receive a greater amount than such Holder would be entitled to receive pursuant to Section 3(a) above by converting such shares of Series A Preferred held by such Holder into shares of Common Stock, then such Holder shall be treated for purposes of this Section 3(b) as though such Holder had converted such shares of Series A Preferred into shares of Common Stock immediately prior to such Liquidation Event, whether or not such Holder had elected to so convert.

c. In any Liquidation Event, if the consideration to be received by the Series A Preferred is securities or other property other than cash, its value will be determined as follows: (i) securities which are of a class of publicly traded securities that are traded on an Eligible Trading Market shall be deemed to have a value equal to the value attributed to such securities in the definitive agreements effecting such Liquidation Event (to the extent such value is determined in such definitive agreements based on public trading prices for such securities on the applicable Eligible Trading Market), or, otherwise, the Volume Weighted Average Price for such securities on the applicable Eligible Trading Market for the thirty (30) consecutive Trading Day period ending immediately prior to the public announcement of agreements being executed providing for such Liquidation Event or, if no such public announcement of such agreements is made, the public announcement of such Liquidation Event; (ii) otherwise such securities or other securities or property shall be deemed to have a value equal to their fair market value as determined in good faith by the Board of Directors of the Corporation on the date such determination is made; provided, however, that the Holders of at least a majority of the outstanding shares of Series A Preferred shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this Section 3(c), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

4. CONVERSION RIGHTS.

The holders of the Series A Preferred shall have the following rights and restrictions with respect to the conversion of the Series A Preferred into shares of Common Stock:

a. Optional Conversion. At the option of any Holder, any Series A Preferred held by such Holder may be converted into Common Stock based on the applicable Conversion Price then in effect for the Series A Preferred. A Holder may convert Series A Preferred into Common Stock pursuant to this paragraph at any time and from time to time after the Original Issue Date for the applicable shares of Series A Preferred, by delivering to the Corporation a conversion notice (the “Conversion Notice”), in the form attached hereto on Annex A, appropriately completed and duly signed, and the date any such Conversion Notice is delivered to the Corporation (as determined in accordance with the notice provisions hereof) is a “Conversion Date.”

b. Automatic Conversion.

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(i) If, (i) at any time following the Original Issue Date, the Volume Weighted Average Price for the Common Stock, for any thirty (30) consecutive Trading Days (the “Measurement Period”) is equal to or exceeds $4.35 per share (as adjusted for any stock split of the Common Stock, stock combination of the Common Stock or other similar transaction of the Common Stock), (ii) the Common Stock is registered pursuant to Section 12(b) or (g) of the Exchange Act as of the end of the Measurement Period, (iii) the shares of Common Stock issuable upon conversion of the Series A Preferred (the “Conversion Shares”) have been approved for listing on an Eligible Trading Market subject to official notice of issuance on or prior to the end of the Measurement Period (which, in the case of The NASDAQ Global Market, shall be satisfied if the Corporation shall have filed with The NASDAQ Global Market a Notification Form: Listing of Additional Shares for the listing of the Conversion Shares being issued) and (iv) for each Conversion Share, such Conversion Share is either (a) covered by an effective registration statement under the Securities Act which is available at the end of the Measurement Period for the immediate resale of such Conversion Share by the recipient thereof or (b) is freely tradable without restriction under Rule 144 of the Securities Act (other than, with respect to a Conversion Share being issued to an Affiliate of the Corporation, restrictions under Rule 144 relating to limitations as to volume of sales, method of sale requirements or notice requirements), at the end of the Measurement Period, then all outstanding shares of Series A Preferred as of the end of such Measurement Period shall automatically and without any further action by the Holders (including regardless of whether the certificates representing the Series A Preferred are surrendered to the Corporation or its transfer agent) be converted into shares of Common Stock on the Automatic Conversion Date based on the then-applicable Conversion Price (the “Automatic Conversion”). The Corporation shall deliver a written notice of such Automatic Conversion to the Holders within three Trading Days following the last Trading Day in the Measurement Period. The Automatic Conversion shall be effective as of the close of business on the date of delivery of such notice from the Company (the “Automatic Conversion Date”).

(ii) Promptly following the Automatic Conversion, each Holder of Series A Preferred shall surrender to the Corporation or its transfer agent the certificates held by such Holder evidencing shares of Series A Preferred.

(iii) From and after the Automatic Conversion Date, all rights of any Holder of Series A Preferred shall automatically cease and terminate with respect to such shares of Series A Preferred, and all shares of Series A Preferred shall automatically be cancelled and shall no longer be outstanding.

c. Conversion Price. The conversion price for the Series A Preferred shall initially be $1.45 per share (the “Conversion Price”). Such initial Conversion Price shall be adjusted from time to time in accordance with Sections 4(e), (f) and (g). All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

d. Mechanics of Conversion.

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(i) The number of shares of Common Stock issuable upon any conversion of shares of Series A Preferred hereunder shall equal $1.45 (as adjusted for any stock split of the Series A Preferred, stock combination of the Series A Preferred or other similar transaction of the Series A Preferred) multiplied by the number of shares of Series A Preferred to be converted, divided by the Conversion Price on the Conversion Date or the Automatic Conversion Date, as applicable. In addition, subject to the conditions and limitations set forth in Sections 1(c), 1(g) and 1(h), the Corporation shall pay each Holder of shares of Series A Preferred being converted pursuant to either Section 4(a) or (b) the amount of any accrued but unpaid dividends on such shares of Series A Preferred held by such Holder and being converted through the Conversion Date or Automatic Conversion Date, as applicable (the “Conversion Dividends”), at the Corporation’s sole and absolute discretion, (i) in Common Stock or (ii) in cash or (iii) in some combination of Common Stock and cash, and subject to such conditions and limitations, may pay different Holders different amounts of Common Stock and cash per share of Series A Preferred being converted. The number of shares of Common Stock paid in satisfaction of any Conversion Dividends shall be determined by dividing the Conversion Dividends that are so being paid by the Conversion Price on the Conversion Date or Automatic Conversion Date, as applicable.

(ii) Upon conversion of any share of Series A Preferred, the Corporation shall promptly (but in no event later than three Trading Days after the Conversion Date or Automatic Conversion Date, as applicable) issue or cause to be issued and cause to be delivered to or upon the written order of the applicable Holder and in such name or names as such Holder may designate a certificate for the Common Stock issuable upon such conversion. The Holder, or any Person so designated by the Holder to receive the Common Stock issuable upon the applicable conversion, shall be deemed to have become holder of record of such Common Stock as of the Conversion Date or Automatic Conversion Date, as applicable. The Corporation shall issue such Common Stock in the same manner as dividend payment shares are issued pursuant to Section 1(f) above.

(iii) A Holder shall not be required to deliver the original certificate(s) evidencing the Series A Preferred being converted in order to effect a conversion of such Series A Preferred. Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the original certificate(s) and issuance of a new certificate evidencing the remaining shares of Series A Preferred. Upon surrender of a certificate following one or more partial conversions, the Corporation shall promptly deliver to the Holder a new certificate representing the remaining shares of Series A Preferred.

(iv) The Corporation’s obligations to issue and deliver Common Stock upon conversion of Series A Preferred in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by any Holder or

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any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such Common Stock.

e. Adjustment for Common Stock Dividends and Distributions. If, at any time after the Original Issue Date, the Corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution to all holders of its Common Stock payable in additional shares of Common Stock or a security or right convertible into or entitling the holder thereof to receive shares of Common Stock (a “Common Stock Equivalent”) in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock and Common Stock Equivalents issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock and Common Stock Equivalents issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock or Common Stock Equivalents issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(e) to reflect the actual payment of such dividend or distribution.

f. Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the Original Issue Date the Corporation effects a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(f) shall become effective at the close of business on the date the subdivision or combination becomes effective.

g. Adjustment for Recapitalization, Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than a Common Stock or Common Stock Equivalent dividend or distribution or subdivision or combination of shares provided for elsewhere in this Section 4 or a Change of Control), in any such event each holder of Series A Preferred shall then have the right to convert Series A Preferred into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the

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maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

h. Other Distributions. In the event the Corporation distributes consideration to all holders of its Common Stock that is not otherwise addressed in Section 4 (including, without limitation, a distribution payable in securities, assets, cash or evidences of indebtedness of or issued by other persons or the Corporation (excluding cash dividends declared and paid by the Corporation out of retained earnings)), then, in each such case, the Holders of the Series A Preferred shall be entitled to a pro rata share of any such distribution as though such Holders were holders of the number of shares of Common Stock of the Corporation as though the shares of Series A Preferred held by such Holders had been converted in whole into shares of Common Stock as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

i. Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, if the Series A Preferred is then convertible pursuant to this Section 4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each Holder so requesting at the Holder’s address as shown in the Corporation’s books. Failure to request or provide such notice shall have no effect on any such adjustment.

j. Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend, distribution or other right, or (ii) any Liquidation Event, the Corporation shall mail to each Holder of Series A Preferred at least 10 days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (provided that such information shall be provided as soon as reasonably practicable in the event that such information is not known to the public prior to or as of such 10 day period) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Liquidation Event is expected to become effective, and (C) in the case of a Change of Control, a notice signed by an officer of the Corporation setting forth the consideration to be received by the Holder from the purchaser or to be distributed to the Holder by the Corporation, as applicable, on a per share basis (i) without

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conversion of the Series A Preferred into Common Stock and (ii) assuming conversion of all Series A Preferred into Common Stock.

k. Fractional Shares. The Corporation shall not be required to issue or cause to be issued fractional shares of Common Stock on conversion of Series A Preferred (including in payment of any Conversion Dividends). Subject to Section 4(o), if any fraction of a Common Stock would, except for the provisions of this Section, be issuable upon conversion of Series A Preferred (including in payment of any Conversion Dividends), the number of shares of Common Stock to be issued will be rounded down to the nearest whole share, and the Company shall, in lieu of issuing any fractional share, pay an amount of cash equal to the product of such fraction multiplied by the Conversion Price on the date of conversion (each such payment in cash, the “Fractional Cash Payment”).

l. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. The Corporation will procure, at its sole expense, the listing of the shares of Common Stock into which the Series A Preferred could be converted on the Principal Trading Market (and, if the Common Stock is not traded on the Principal Trading Market, on any Eligible Trading Market on which the Common Stock is then traded), subject to issuance or notice of issuance on the Principal Trading Market (or any Eligible Trading Market, if applicable). The Corporation will take all action as may be necessary to ensure that the shares of Common Stock issuable upon conversion of the Series A Preferred or as dividends on the Series A Preferred may be issued without violation of any applicable law or regulation or any requirement of the Principal Trading Market (or, if not traded on the Principal Trading Market, any Eligible Trading Market, if applicable).

m. Notices. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient or, if not, then on the next Business Day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each Holder of record at the address of such Holder appearing on the books of the Corporation.

n. Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A

12.

Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

o. Restrictions. Notwithstanding anything else set forth in this Section 4 to the contrary, the Corporation shall not be required to pay any Fractional Cash Payments pursuant to Section 4(k) to any Holder if the payment of such Fractional Cash Payments would cause the Corporation to breach any agreement to which it is then a party or would cause the Corporation to violate any applicable law or regulation or order. The Corporation shall pay any Fractional Cash Payments owed by it but that it did not pay pursuant to the immediately preceding sentence on the date that is on or before the day that is five (5) days after the Corporation is first able to pay such Fractional Cash Payments without breaching any such agreement or violating any applicable law or regulation or order.

p. No Impairment. The Corporation will not, by amendment of the Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

5. REDEMPTION RIGHTS. The shares of Series A Preferred shall not be redeemable.

6. AMENDMENTS; WAIVER. This Certificate of Designation or any provision herein may be amended, or any provision herein waived, with the written consent (which, for purposes of clarity, may be obtained without holding a meeting of the Holders) or affirmative vote of (i) the Corporation and (ii) the Holders of a majority of the then outstanding shares of Series A Preferred, voting as a single class; provided, however (and subject to the last sentence of this Section 6) that the dividends payable hereunder, the number of Conversion Shares issuable hereunder and the Conversion Price may not be amended, and the right to convert the Series A Preferred may not be altered or waived, without the written consent of the Holders of all of the Series A Preferred then outstanding. Any amendment or waiver of any provision of this Certificate of Designation enacted pursuant to this Section 6 shall be binding upon, and apply to, all shares of Series A Preferred, regardless of whether such shares of Series A Preferred were held by a Holder who approved such amendment or waiver. Additionally, any term of this Certificate of Designation may be waived with respect to any single Holder with the written consent of the Corporation and such Holder, and such waiver shall be binding upon, and apply to, all subsequent Holders who receive shares of Series A Preferred from such Holder with respect to the shares of Series A Preferred covered by such waiver.

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IN WITNESS WHEREOF, U.S. Auto Parts Network, Inc. has caused this Certificate of Designation, Preferences and Rights of the Terms of the Series A Convertible Preferred Stock to be executed by its Chief Executive Officer this 25th day of March, 2013.

/s/ Shane Evangelist
Shane Evangelist, Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION]

EXHIBIT A

ADDITIONAL DEFINITIONS

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Person, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Person will be deemed to be an Affiliate of such Person.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Change of Control” means (A) the sale, lease, exchange, transfer, license, disposition or acquisition from the Corporation of any business or businesses or assets that constitute or account for 50% or more of the assets of the Corporation, taken as a whole (either as measured by the fair market value thereof or by revenues on a consolidated basis attributable thereto), (B) any merger, consolidation, amalgamation, share exchange, business combination, recapitalization or other similar transaction in which the Corporation is a constituent corporation and which would result in a third party acquiring record or beneficial ownership of securities representing more than 50% of the outstanding voting securities of the Corporation or more than 50% of the outstanding securities of any class of voting securities of any resulting parent company of the Corporation or its parent company (if the Corporation is a surviving corporation) or resulting company or its parent company (if the Corporation is not a surviving corporation), (C) any issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (y) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding voting securities of the Corporation, or (z) in which the Corporation issues securities representing more than 50% of the outstanding voting securities of the Corporation to any Person or “group” (as defined in the Exchange Act) of Persons or (D) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Corporation.

“Consolidated Bid Price” means the consolidated closing bid price of the Common Stock, as reported by The NASDAQ Global Market, on the date of execution of the Securities Purchase Agreement, dated on or about the date hereof, providing for the issuance of the Series A Preferred.

EXHIBIT A

“Dividend Conversion Price” means the Volume Weighted Average Price of the Common Stock for the 10 Trading Days immediately prior to the applicable Dividend Payment Date.

“Eligible Trading Market” means the Principal Trading Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange or the NYSE Amex (or, in each case, any successor thereto).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Original Issue Date” means the date of the first issuance of any applicable shares of the Series A Preferred, regardless of the number of transfers of such shares of Series A Preferred and regardless of the number of certificates that may be issued to evidence such Series A Preferred.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Trading Market” means The NASDAQ Global Market.

“Securities Act” means the Securities Act of 1933, as amended.

“Trading Day” means any day on which the Common Stock is traded on the Principal Trading Market (or, if not traded on the Principal Trading Market, on the Eligible Trading Market on which the Common Stock is then traded); provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on the Principal Trading Market (or, if not traded on the Principal Trading Market, on any applicable Eligible Trading Market) for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on the Principal Trading Market (or, if not traded on the Principal Trading Market, on the Eligible Trading Market on which the Common Stock is then traded) (or if the Principal Trading Market (or, if not traded on the Principal Trading Market, on the Eligible Trading Market on which the Common Stock is then traded) does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time).

“Volume Weighted Average Price” means the dollar volume-weighted average price for the Common Stock on the Principal Trading Market (or, if not traded on the Principal Trading Market, on the Eligible Trading Market on which the Common Stock is then traded) as reported by Bloomberg, L.P. through its “Volume at Price” functions, or, if the foregoing does

EXHIBIT A

not apply, the dollar volume-weighted average price of the Common Stock in the over-the-counter market on the electronic bulletin board as reported by Bloomberg, L.P., or, if no dollar volume-weighted average price is reported for the Common Stock by Bloomberg, L.P., the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Common Stock as reported in the “pink sheets” by OTC Markets Group Inc. (formerly the National Quotation Bureau, Inc.).

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF

SERIES A PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series A Preferred Stock indicated below, represented by stock certificate No(s).             , into shares of common stock, par value $0.001 per share (the “Common Stock”), of U.S. Auto Parts Network, Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series A Preferred Stock owned prior to Conversion:

Number of shares of Series A Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates:

or

for DWAC Delivery:

DWAC Instructions:

Broker no:

Account no:

[HOLDER]

By:
Name:
Title:
Date: